UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report	January 27, 2003

SBA COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway NW	Boca Raton, Florida	33487

(Address of principal executive offices)		(Zip code)

(561) 995-7670

(Registrant’s telephone number, including area code)

Item 5	Other Information

SBA Communications Corporation (“SBA” or the “Company”) announced today that it is reaffirming total revenues and EBITDA guidance for the fiscal quarter ended December 31, 2002 of $63.5 to $70.0 million and $19.0 to $21.5 million, respectively. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash charges, restructuring and other charges, and unusual or non-recurring expenses. Additionally, the Company reaffirmed its net loss per share guidance of $(.58) – $(.68) for the fourth quarter of 2002.

The Company ended the quarter with $62.0 million of cash and cash equivalents. At December 31, 2002, the amount of funds borrowed under SBA’s senior credit facility was $255.0 million. Net debt (total debt less cash and cash equivalents) was $957.0 million at December 31, 2002, compared with net debt of $962.1 million at September 30, 2002 and $831.5 million at December 31, 2001. As of December 31, 2002, the Company was in compliance with all financial condition covenants applicable to any indebtedness of the Company.

In the fourth quarter, SBA added annualized gross leasing revenues of approximately $5,350 per tower (.30 on a broadband equivalent basis). Same tower revenue growth, net of tenant terminations, for the trailing twelve months on the 3,734 towers owned as of December 31, 2001 was 16%. Additionally, the Company built 8 towers, ending the quarter with 3,877 owned tower sites. At quarter-end, SBA was working on 15 additional new towers, the majority of which are expected to be completed in the first half of 2003.

The Company also announced it will release its 4th quarter results on Monday, March 24, 2003, after the market close. SBA will host a conference call on March 25, 2003 at 10:00 A.M. EST to discuss these results, as well as the Company’s financial guidance for 2003.

Item 7	Financial Statements and Exhibits

99.1     Press release dated January 17, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 27, 2003	/s/ John F. Fiedor

John F. Fiedor
Chief Accounting Officer